Exhibit 8.1

OPINION OF BAKER & MCKENZIE LLP

AS TO CERTAIN TAX MATTERS

May 13, 2024

Southern California Edison Company

SCE Trust VIII

2244 Walnut Grove Avenue

Rosemead, California 91770

Ladies and Gentlemen:

As special tax counsel to Southern California Edison Company, a California corporation and SCE Trust VIII, a Delaware statutory trust (the “Trust”), in connection with the issuance by the Trust of 14,000,000 of its 6.95% Trust Preference Securities (the “Trust Preference Securities”), as described in that certain prospectus dated May 7, 2024 (the “Prospectus”), we hereby confirm to you our opinion as set forth under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K, relating to the Trust Preference Securities, as filed by Southern California Edison with the Securities and Exchange Commission on or about May 13, 2024 and to the reference to us under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ BAKER & MCKENZIE LLP